UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 26, 2005

Datawatch Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-19960	02-0405716
(Commission File Number)	(IRS Employer Identification No.)

175 Cabot Street, Suite 503
Lowell, Massachusetts	01854
(Address of Principal Executive Offices)	(Zip Code)

(978) 441-2200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

(1) Acceleration of Vesting of Unvested Stock Options.

On September 26, 2005, the Compensation and Stock Committee (the “Committee”) of the Board of Directors of Datawatch Corporation (the “Registrant”) approved the immediate and full acceleration of the vesting of each otherwise unvested stock option granted under the Registrant's 1996 Stock Plan and the Registrant's 1996 International Employee Non-Qualified Stock Option Plan (collectively, the “1996 Plans”). Stock options granted from 2002 through 2005 with respect to 169,040 shares of the Registrant's Common Stock (“Common Shares”), including an aggregate of approximately 98,120 options held by executive officers and directors, are subject to this acceleration, which was effective as of September 26, 2005. Based on the closing price of the Registrant's common stock of $3.55 per share on September 26, 2005, approximately 105,000 of the accelerated options were in-the-money (i.e., the option exercise price was less than $3.55 per share) including an aggregate of 63,165 options held by directors and executive officers. Each director and executive officer has agreed pursuant to a lock-up agreement (a “Lock-up Agreement”) to refrain from selling Common Shares acquired upon the exercise of accelerated options (other than shares needed to cover the exercise price and satisfy withholding taxes) until the date on which the exercise would have been permitted under the option's pre-acceleration vesting terms or, if earlier, the officer's last day of service or upon an “Acquisition” as defined in the 1996 Plans.

The decision to accelerate the vesting of these options was made primarily to reduce non-cash compensation expense that would have been recorded in future periods following the Registrant's application of Financial Accounting Standards Board Statement No. 123, “Share Based Payment (revised 2004)” (“FAS 123R”). The Registrant will be required to apply the expense recognition provisions of FAS 123R beginning in the first quarter of fiscal 2006. The Registrant’s current estimate for the aggregate future expense that will be eliminated as a result of the acceleration of the vesting of these options is approximately $400,000 over the next three years, based on all outstanding options continuing to vest under their original, pre-acceleration vesting terms. The Registrant will incur a one-time charge related to the acceleration of approximately $111,000. This charge will be reflected in the statements of operations and in a pro forma footnote disclosure in the Registrant's fiscal year 2005 financial statements, as permitted under the transition guidance provided by the FASB.

The form of the Lock-Up Agreement is attached hereto as Exhibit 99.1.

(2)  Execution of Sublease.

On September 28, 2005, Datawatch Corporation (the “Registrant”) entered into a sublease agreement (the “Sublease”) as sublessee with Tellabs Operations, Inc., a Delaware corporation (“Tellabs”). The Sublease is conditioned on Tellabs receiving the consent of Boston Properties Limited Partnership (“Landlord”) on or before October 28, 2005. Under the terms of the Sublease, the Registrant’s headquarters will move from its present location at 175 Cabot Street, Lowell, Massachusetts to 271 Mill Road, Chelmsford, Massachusetts. The new headquarters will consist of approximately 14,683 square feet. The Sublease is for a period of sixty-six (66) months. The aggregate rent for the term of the Sublease is approximately $735,985. In addition to rent, the Sublease requires the Registrant to pay certain taxes, insurance and operating costs related to the leased building, in amounts yet to be determined. The Registrant is also responsible for the costs of certain tenant improvements associated with the new facility but will be entitled to reimbursement for certain costs from Tellabs.

The Sublease is attached hereto as Exhibit 99.2

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

99.1    Lock-Up Agreement

99.2    Sublease Agreement dated as of September 28, 2005 by and between the Registrant and Tellabs Operations, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATAWATCH CORPORATION

Date: September 30, 2005
By: /s/ Robert W. Hagger
Name: Robert W. Hagger
Title: President and Chief Executive Officer